As filed with the Securities and Exchange Commission on July 21, 2000.
                                                     Registration No. 333-62833


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                         ------------------------------

                    PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1
                                   ON FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                               I-LINK INCORPORATED
             (Exact name of registrant as specified in its charter)


                  FLORIDA                                 59-2291344
         (State or Other Jurisdiction of               (I.R.S. Employer
         Incorporation or Organization)               Identification No.)

           13751 S. WADSWORTH PARK DRIVE, SUITE 200, DRAPER, UT 84020
               TELEPHONE (801) 576-5000, FACSIMILE (801) 576-4295
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

               JOHN W. EDWARDS, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               I-LINK INCORPORATED
        13751 S. WADSWORTH PARK DRIVE, SUITE 200, DRAPER, UT 84020
                     (801) 576-5000, FACSIMILE (801) 576-4295
            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

                                   Copies to:

     Ralph V. De Martino, Esquire                David E. Hardy, Esquire
 De Martino Finkelstein Rosen & Virga                Hardy & Allen
    1818 N Street, N.W., Suite 400                  818 South Temple
      Washington, DC 20036-2492                  Salt Lake City, UT 84102
       Phone (202) 659-0494,                       Phone (801) 364-6660,
      Facsimile (202) 659-1290                   Facsimile (801) 364-6664

                         ------------------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                     (COVER CONTINUED OVERLEAF)

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO      AMOUNT TO BE    OFFERING PRICE PER  AGGREGATE OFFERING REGISTRATION FEE
             BE REGISTERED                   REGISTERED        SHARE (1)           PRICE (1)
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.007 par value (2)(4)          124,588            $4.75              $591,793           $156.23
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.007 par value (3)(4)          23,474             $4.75              $111,502             29.44
--------------------------------------------------------------------------------------------------------------------
Total  (5)                                                                                             $185.67
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933. The closing bid price of the common stock on Nasdaq on July 20, 2000 was $4.75.
(2) To be issued as payment of dividends accrued and payable to holders of record of Class C Preferred Stock as of February 22, 2000.
(3) Estimated. To be issued as payment of dividends which may become payable through and including September 6, 2001 if and when declared by the board of directors.
(4) Pursuant to Rule 416, this Registration Statement also covers such additional number of shares of common stock as may be issuable pursuant to anti-dilution provisions of the Class C Preferred Stock.
(5)  Fee previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                                 [LOGO]

          148,062 SHARES OF COMMON STOCK ISSUABLE AS DIVIDENDS PAYABLE
                AND TO BECOME PAYABLE ON CLASS C PREFERRED STOCK

         This Prospectus relates to the distribution and resale of 124,588 shares of common stock, par value $.007 per share ("common stock") issuable as dividends accrued and payable, and up to approximately 23,474 shares of common stock issuable as dividends to become payable through September 6, 2001 (referred to as the Dividend Shares or Securities) to holders of shares of Class C Convertible Preferred Stock previously issued by I-Link Incorporated, a Florida corporation. The holders of the Class C Preferred Stock are entitled to cumulative preferential dividends, when, as and if declared by the board of directors, on a quarterly basis on November 15, February 15, May 15 and August 15 each year in an amount equal to 8% per annum of the liquidation preference per share of $60.00. Dividends may be paid to the holders of the Class C Preferred Stock, at the option of I-Link, in Dividend Shares (based upon the last sale price of a share of common stock for the five trading days preceding the record date for a particular dividend), provided that such Dividend Shares are covered by an effective registration statement. February 22, 2000 was the Record Date for the payment of dividends accrued through February 15, 2000; such payment will be made in Dividend Shares as soon as possible after the Dividend Shares are registered. See "Description of Securities." On July 5, 2000 the closing sale price of I-Link's common stock as reported by the Nasdaq SmallCap Market ("Nasdaq") was $5.25.

         So long as the Registration Statement of which this prospectus is a part is effective and the disclosure set forth herein is current, the holders of Dividend Shares (selling securityholders) may sell their shares publicly. The Securities offered by this Prospectus may be sold from time to time by the selling securityholders. The distribution of the Securities by the selling securityholders may be effected in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals at market prices prevailing at the time of sale at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders related to sales of such securities.

         I-Link will not receive any of the proceeds from the resale of the Dividend Shares by the selling securityholders. All costs incurred in the registration of the Securities offered hereby have been borne by I-Link. See "Use of Proceeds."

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK AND DILUTION. SEE "RISK FACTORS."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is July ___, 2000.

                              AVAILABLE INFORMATION

         I-Link Incorporated (I-Link) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports, proxy statements and other information including annual and quarterly reports on Forms 10-K and 10-Q (File No. 0-17973) (the "Exchange Act Filings") with the Securities and Exchange Commission (the "Commission"). I-Link filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities described herein. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information about I-Link and the securities described herein, reference is made to the Registration Statement and to the exhibits filed therewith. The statements contained in this Prospectus with respect to the contents of any agreement or other document referred to herein are not necessarily complete and, in each instance, reference is made to a copy of such agreement or document as filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by reference to the provisions of the relevant documents. The Registration Statement, including the exhibits thereto, and I-Link's Exchange Act Filings may be inspected at: (i) the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and (ii) the offices of the Commission located at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661, and (iii) the offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov.

                       DOCUMENTS INCORPORATED BY REFERENCE

         There is hereby incorporated in this Prospectus by reference I-Link's most recent Annual Report on Form 10-K and I-Link's most recent Quarterly Reports on Form 10-Q filed with the SEC pursuant to the Exchange Act, to which reference is hereby made.

         All documents filed by I-Link pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered hereby, shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

         I-Link will provide without charge to each person who receives this prospectus, upon written or oral request of such person, a copy of any information which has been incorporated by reference herein (not including exhibits to the information incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be made to I-Link Incorporated, 13751 S. Wadsworth Park Drive, Suite 200, Draper, Utah 84020, Attention: David E. Hardy, Esq.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

         This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus or incorporated by reference, including, without limitation, the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Business" are forward-looking statements. Although I-Link believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct.

                                   THE COMPANY

         I-Link is an integrated voice and data communications company focused on simplifying the delivery of "Unified Communication." Unified Communication is the integration of traditional telecommunications with new data IP (Internet Protocol) communications systems with the effect of simplifying communications, increasing communication capabilities and lowering overall communication costs. Unified Communication platforms integrate telecommunication, mobile communication, paging, voice-over-IP
(VoIP) and Internet technologies. Through its wholly owned subsidiaries I-Link Communications, Inc. (I-Link Communications), and I-Link Systems, Inc., I-Link provides enhanced telecommunications services on a wholesale and retail basis. Through its wholly-owned subsidiaries MiBridge, Inc. (MiBridge), and ViaNet Technologies Ltd. (ViaNet), I-Link undertakes the research and development of new telecommunications services, products, and technologies, and the licensing of certain of these products and technologies to other telecommunications companies. I-Link is a leader in the delivery of unified communications as a result of six core technology offerings: I-Link's Intranet, Softswitch Plus-TM-, GateLink-TM-, V-Link-TM-, Indavo-TM-, and I-Link TalkFree-TM-.

         I-Link's corporate offices are located at 13751 S. Wadsworth Park Drive, Suite 200, Draper, Utah 84020; telephone (801) 576-5000.

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. SUCH SECURITIES SHOULD BE PURCHASED ONLY BY PROSPECTIVE INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE HEREIN AND INCORPORATED BY REFERENCE HEREIN AND IN THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND THE NOTES THERETO.

ONGOING CAPITAL REQUIREMENTS; NEED TO RAISE ADDITIONAL FINANCING

         The conduct of I-Link's business and the continued implementation of its business plans and operations has required and will continue to require the availability of substantial amounts of capital. I-Link anticipates that revenues generated from its continuing operations will not be sufficient to fund its business through 2000. I-Link has entered into additional financing arrangements as described below in order to obtain the additional funds required for its continuing operations in 2000:

         1. On May 9, 2000, I-Link and Red Cube Group, a leading international provider of Internet Protocol (IP) Telephony and enhanced Web-based communications services, announced an alliance to offer global, enhanced IP communications to the customers of each of the two companies. Red Cube Group, upon signing of the agreement, paid I-Link $10,000,000 that consisted of a $7,500,000 licensing fee and $2,500,000 in prepaid consulting fees. I-Link and Red Cube Group were obligated to use their best commercially reasonable effort to complete certain milestones defined in the agreement and to negotiate in good faith to enter into a revenue sharing agreement by June 23, 2000, which date was extended to July 7, 2000. On June 30, 2000 the Company completed Milestone #1 as required under the agreement and signed a revenue sharing agreement. Completion of Milestone #1 and the signing of the revenue sharing agreement, both as prescribed under the agreement, obligates Red Cube to pay to I-Link an additional $10,000,000 prior to July 30, 2000 for future services and removes any potential obligations that I-Link might have had to repay any of the $20,000,000 received or to be received from Red Cube.

         2. On February 25, 2000, I-Link obtained lease financing arrangements for certain network equipment in an amount up to $5,000,000.

         3. The April 15, 2000 due date of I-Link's existing obligation to Winter Harbor in the amount of $7,768,000 (and accrued interest of $1,847,848 through June 30, 2000), was extended to April 15, 2001.

         While I-Link believes that the aforementioned sources of funds will be sufficient to fund its operations in 2000, I-Link anticipates that additional funds will be necessary after such time to fund its operations and finance the planned expansion of I-Link's business communications services, product development and manufacturing, and to discharge the financial obligations of I-Link. The availability of such funds will depend on prevailing market conditions, interest rates, and the financial position and results of operations of I-Link. There can be no assurance that such funds will be available or if available that they will be on terms and conditions favorable to I-Link. Furthermore, I-Link may need to raise funds prior to the end of 2000 if, for example, I-Link accelerates the expansion of our network and services, pursues acquisitions or experiences operating losses that exceed our current expectations.

SIGNIFICANT DILUTION TO CURRENT SHAREHOLDERS

         "Dilution" refers to the reduction in the voting effect and proportionate ownership interest of a given number of shares of common stock as the total number of shares increases. Holders of I-Link common stock have suffered significant dilution as a result of equity and debt financings and will suffer further dilution in the event that holders of I-Link's outstanding convertible securities, including shares of Class C preferred stock, Series M preferred stock and Series N preferred stock elect to convert their preferred shares to common stock. The exercise of warrants and options, including options granted under I-Link's stock option plans and employment agreements, will result in additional dilution.

         As of July 5, 2000, there were, including preferred stock, options and warrants outstanding which may be converted into or exercised for approximately 71,768,000 shares of common stock, which is nearly three times the current number of shares outstanding. If all of these securities were exercised or converted, the 71,768,000 new shares of common stock to be issued would represent nearly 72% of the then-outstanding shares of common stock. Such exercise or conversion would result in significant dilution for holders of I-Link common stock. The potential of all of these shares of common stock being issued and then sold into the market, or the anticipation of those sales occurring, may also result in a decrease in the market price of I-Link's common stock, and may make it more difficult for I-Link to attract additional equity financing.

RELIANCE ON KEY PERSONNEL

         I-Link's operations are dependent upon the continued efforts and employment of its senior management. The officers of I-Link have the principal responsibility for management of I-Link and are responsible for making recommendations to the board of directors which exercises final authority over business decisions. While I-Link has entered into employment agreements with senior management, the loss of the services of any of the officers or directors could be detrimental to I-Link.

         Furthermore, the future performance of I-Link depends in significant part upon its ability to attract and retain key technical, systems and sales personnel, most of whom are not bound by an employment agreement. Competition for such personnel is intense and there can be no assurance that I-Link will be able to retain its key technical, systems and sales personnel or that it will be able to attract highly qualified personnel in the future.

EXPECTATION OF GROWTH

         I-Link plans to expand I-Link's real-time IP ("RTIP network") network, which expansion will require additional capital expenditures. There is no assurance that such capital will be available or that it will be available on terms favorable to I-Link. Moreover, I-Link's ability to effectively achieve growth will require it to implement and improve operational, financial and management information systems and to train, motivate and manage employees, as well as to successfully market its products and services. These demands require the addition of new management personnel and the development of additional expertise by existing management. Failure to enhance customer support resources adequately to support increases in subscribers, or to adequately expand and enhance telecommunications infrastructure, may adversely affect I-Link's ability to successfully conduct I-Link's business in the future. There can be no assurance that customer support or other resources will be sufficient to achieve future growth or that I-Link will be able to implement in whole or in part its planned expansion. Any failure to do so could have a material adverse effect on I-Link's future operating results.

I-LINK BUSINESS COMPETITION

         The market for telecommunications services is extremely competitive. I-Link believes that its ability to compete successfully will depend upon a number of factors, including the pricing policies of competitors and suppliers; the capacity, reliability, availability and security of I-Link's RTIP network; I-Link's market presence and channel development; the timing of I-Link's introductions of new products and services; I-Link's ease of access to and navigation of the Internet or other such Data Communication Networks; I-Link's ability in the future to support existing and emerging industry standards; I-Link's ability to balance network demand with the fixed expenses associated with network capacity; and industry and general economic trends.

         While I-Link believes there is currently no competitor in the North American market providing the same type of capabilities in the same manner that I-Link will offer using the I-Link RTIP network, there are many companies that offer business communications services, and therefore compete with I-Link at some level. These range from large telecommunications companies and carriers such as AT&T, MCI WorldCom and Sprint, to smaller, regional resellers of telephone line access. These companies, as well as others, including manufacturers of hardware and software used in the business communications industry, could in the future develop products and services that could compete with those of I-Link on a more direct basis. These entities are far better capitalized than I-Link and control significant market share in their respective industry segments. These entities also enjoy certain competitive advantages such extensive nationwide networks, name recognition, operating histories, and substantial advertising resources. In addition, there may be other businesses that are attempting to introduce products similar to I-Link's for the transmission of business information over the Internet. There is no assurance that I-Link will be able to successfully compete with these market participants.

DEPENDENCE ON SUPPLIERS

         I-Link relies on other companies to provide data communications capacity via leased telecommunications lines and services to and from geographic areas I-Link's own network does not cover. Significant portions of the leased telecommunications lines and services used by I-Link are currently primarily provided by Sprint, MCI WorldCom, Global Crossing, Level 3 and other regional companies. If any of the above suppliers are unable or unwilling to provide or expand their current levels of service to I-Link in the future, I-Link's operations could be materially adversely affected. Although leased telecommunications lines are available from several alternative suppliers, there can be no assurance that I-Link could obtain substitute services from other providers at reasonable or comparable prices or in a timely fashion. I-Link is also subject to risks relating to potential disruptions in such telecommunications services. No assurance can be given that significant interruptions of telecommunications services to I-Link will not occur in the future. Changes in tariffs, regulations, or policies by any of I-Link's telecommunications providers may adversely affect I-Link's ability to continue to offer long-distance service on what it considers to be commercially reasonable or profitable terms.

         I-Link is also dependent on certain third party suppliers of hardware components. Although I-Link currently attempts to maintain a minimum of two vendors for each required product, certain components used by I-Link in providing networking services are currently acquired from only one source. I-Link may from time to time experience delays in the receipt of certain hardware components. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could materially adversely affect I-Link's ability to integrate, conduct and implement expansion of I-Link's business.

SOFTWARE AND SERVICE DEVELOPMENT; TECHNOLOGICAL CHANGE

          I-Link's success is highly dependent upon its ability to develop new software and services that meet changing customer requirements. The market for I-Link's services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new software and service introductions. There can be no assurance that I-Link can successfully identify new service opportunities and develop and bring new software and services to the market in a timely manner, or that software, services or technologies developed by others will not render I-Link's software, services or technologies noncompetitive or obsolete in the future. I-Link's pursuit of technological advances may require substantial time and expense, and there can be no assurance that I-Link will succeed in adapting the services currently provided by it to alternate access devices and conduits.

LACK OF CERTAIN PATENT PROTECTION

         I-Link currently holds two patents for voice and data compression and conferencing, and has filed additional patent applications for various technologies including its technology for fax and voice communications over the Internet. To the extent any technology included in such products is patentable, there can be no assurance that any patent will be issued or that such patents will be effective to protect I-Link's products from duplication by other developers. In addition, there can be no assurance that I-Link will be able to afford the expense of any litigation that may be necessary to enforce its right under any patent.

         Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with I-Link's ability to sell its services. I-Link has not conducted an independent review of patents issued to third parties. Although I-Link believes that its products do not infringe on the patents or other proprietary rights of third parties, there can be no assurance that other parties will not assert infringement claims against I-Link or that such claims will not be successful. An adverse outcome in the defense of a patent suit could subject I-Link to significant liabilities to third parties, require disputed rights to be licensed from third parties or require I-Link to cease selling its services.

DEPENDENCE ON RTIP NETWORK

         Key to the quality of I-Link services and the future success of I-Link is the capacity, reliability and security of its RTIP network to support the services. I-Link must expand and adapt the RTIP network as the number of users and the amount of information they wish to transfer increases and to meet changing customer requirements. The expansion and adaptation of the RTIP network will require substantial financial, operational and management resources. There can be no assurance that I-Link will be able to expand or adapt the RTIP network to meet additional demand or subscribers' changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that I-Link will be able to deploy successfully the contemplated network expansion. Any failure of I-Link to expand the RTIP network, as needed, on a timely basis or to adapt to changing subscriber requirements or evolving industry standards could have a material adverse effect on I-Link's overall business, financial condition and results of operations in the future.

SUBSCRIBER GROWTH AND RETENTION; RELIANCE ON WHOLESALE CUSTOMERS

         I-Link is a growing business enterprise that is subject to all of the risks that present themselves to early stage companies, including but not limited to limited infrastructure, managerial resources, capitalization and market share. There can be no assurance that I-Link will be able to successfully compete with larger, more mature, better capitalized enterprises.

         In order to realize subscriber growth, I-Link must be able to replace terminating subscribers and attract additional subscribers. However, the sales and marketing expenses and subscriber acquisition costs associated with attracting new subscribers are substantial. Accordingly, I-Link's ability to improve operating margins will depend in part on the ability to retain subscribers. I-Link plans to invest significant resources in the telecommunications infrastructure, customer support resources, sales and marketing expenses and subscriber acquisition costs. There can be no assurance that I-Link's future efforts in this area will improve subscriber retention.

        On February 15, 2000 I-Link signed a strategic marketing and channel agreement with Big Planet, a wholly owned subsidiary of Nu Skin Enterprises, Inc. Under terms of the agreement, I-Link's independent network marketing sales force transitioned to Big Planet. I-Link will continue to sell its products to Big Planet on a wholesale basis. While I-Link believes this relationship will have a positive strategic and overall financial impact on I-Link, it also increases risk to I-Link due to the immediate concentration of sales to the residential market to primarily one customer (Big Planet). Should Big Planet discontinue marketing I-Link's products, up to 90% of I-Link's existing telecommunications revenues may cease.

POTENTIAL ADVERSE EFFECTS OF RATE CHANGES

         I-Link bills its customers for the long-distance telecommunications services used by such customers. The per-minute charge to each customer for long-distance telecommunications services is generally less than the customer would pay to traditional long-distance carriers for similar long-distance services. I-Link's ability to undersell such traditional long-distance carriers arises as a result of (1) the cost efficiencies inherent in IP telecommunications technology, with respect to long-distance calls carried on I-Link's RTIP network, and (2) the volume discounts offered to I-Link in accordance with the terms of its contracts with traditional switched network carriers, with respect to calls or portions of calls carried over the traditional switched networks where required to complete long-distance calls to or from geographical areas not serviced by I-Link's RTIP network. I-Link believes I-Link's lower long-distance charges are an important factor in its ability to attract and retain customers. Therefore, a narrowing of the differential between the rates charged to I-Link's customers and the cost of the bulk-rate long-distance telecommunications services purchased by I-Link for resale to such customers would have a significant adverse effect on I-Link. To the extent this differential decreases, the savings I-Link is able to obtain for its customers could decrease and I-Link could lose customers and face increased difficulty in attracting new customers, and I-Link's operating results could also be adversely affected.

FAILURE TO MEET MINIMUM PURCHASE REQUIREMENTS UNDER PURCHASE COMMITMENTS

         I-Link has an agreement with a national carrier to lease local access spans. The agreement includes minimum usage commitments of $2,160,000 per year for the two years beginning July 2000. If I-Link were to terminate the agreement early, it would be required to pay 25 percent of any remaining second and third year minimum monthly usage requirements.

         In December 1999, I-Link entered into an agreement with a national carrier to provide long-distance capacity in order to provide long-distance telecommunications services to I-Link's customers who reside in areas not yet serviced by I-Link's dedicated telecommunications network. The eighteen-month agreement includes minimum monthly usage commitments of $250,000 beginning in the sixth month of the agreement. Either party may terminate the agreement with 90 days notice.

DEPENDENCE UPON THIRD PARTY TRANSMISSION FACILITIES

         The future profitability of I-Link is based upon its ability to transmit its customers' long distance telephone calls on a cost effective basis over transmission facilities leased from facilities based long distance carriers that compete with I-Link. I-Link owns only a limited portion of the transmission facilities needed to complete all of its customers' long distance telephone calls. Accordingly, I-Link is vulnerable to changes in its lease arrangements and I-Link's direct dial long distance telephone business and the profitability thereof is dependent upon its ability to enter into cost effective lease arrangements, both long and short term, with facilities-based-carriers for the transmission of calls. While I-Link believes that it has ample access to transmission facilities at attractive rates and expects to continue to have such access, there can be no assurance that leased capacity will continue to be available at cost-effective rates.

EQUIPMENT FAILURES; NATURAL DISASTER

         Although I-Link carries "commercial property/business interruption" insurance, such insurance does not include coverage of certain natural disasters. A major equipment failure or a natural disaster affecting any one of I-Link's switching facilities could have a material adverse effect on I-Link's operations.

GOVERNMENT REGULATION

         Certain of I-Link's operations are subject to regulation by the Federal Communications Commission ("FCC") under the Communications Act of 1934, as amended (the "Communications Act"). In addition, certain of I-Link's businesses are subject to regulation by state public utility or public service commissions. Changes in the regulation of, or the enactment or changes in interpretation of legislation affecting, I-Link's operations could have a material adverse effect on I-Link and the value of the common stock. Recently, the Federal Government enacted the Telecommunications Act of 1996 (the "Telecommunications Act"), which, among other things, allows the Regional Bell Operating Companies ("RBOCs") and others to enter the long distance business. Entry of the RBOCs or other entities, such as electric utilities and cable television companies, into the long-distance business may have a negative impact on I-Link or its customers. I-Link anticipates that certain of such entrants will be strong competitors because, among other reasons, they may enjoy one or more of the following advantages: they may (i) be well capitalized; (ii) already have substantial end user customer bases; or (iii) enjoy cost advantages relating to local loops and access charges. The introduction of additional strong competitors into the switched long-distance business would mean that I-Link would face substantially increased competition. This could have a material adverse effect on I-Link and the value of the common stock. In addition, the Telecommunications Act provides that state proceedings may in certain instances determine access charges I-Link is required to pay to the local exchange carriers. No assurance can be given that such proceedings will not result in increases in such rates. Such increases could have a material adverse effect on I-Link or its customers and on the value of the common stock.

         I-Link Communication's activities are regulated by the public utility commissions of the various states in which I-Link operates. Also, decisions by the FCC with respect to the permissible business activities or pricing practices may have an adverse impact on I-Link Communication's operations. I-Link Communications could be subject to complaints seeking damages and other relief filed by parties claiming to be harmed by I-Link Communication's failure to file tariffs. Moreover, any significant change in regulations by state governmental agencies could significantly increase I-Link Communication's costs or otherwise have an adverse impact on I-Link Communication's activities and on its expansion efforts. The FCC has recently taken or is currently considering action on various proposals, including proposals relating to interstate access transport services, public filing of rates, proprietary calling cards and billed party preference. Additionally, legislation has recently been enacted in Congress further liberalizing the telecommunications industry, specifically by permitting the Bell Operating Companies (BOCs) to provide service in the long-distance market and allowing the long-distance carriers such as AT&T, MCI WorldCom and I-Link into the local markets. Although safeguards have been inserted into the legislation to ensure fair competition, there can be no assurance that the entry of the BOCs into the long-distance market will not have a material adverse effect on I-Link's business.

GOVERNMENT REGULATION OF INTERNET-RELATED BUSINESS

        I-Link has been moving its customers off the facilities of existing long distance carriers, and has increased its reliance on a proprietary Internet protocol network for transmission in the hope of enjoying minimal federal regulation under current rules. Historically, the FCC has not regulated companies that provide the software and hardware for Internet telephony, or other Internet data functions, as common carriers or telecommunications service providers. Moreover, in May 1997, the FCC concluded that information and enhanced service providers are not required to contribute to federal universal service funding mechanisms. Notwithstanding the current state of the rules, the FCC's potential jurisdiction over the Internet is broad because the Internet relies on wire and radio communications facilities and services over which the FCC has had long-standing authority. The FCC's framework for "enhanced services" confirms that the FCC has authority to regulate computer-enriched services.

WINTER HARBOR HAS POTENTIAL VOTING CONTROL OVER I-LINK

         If Winter Harbor exercises all of its warrants, including the warrants potentially available under its promissory notes, converts its Series M preferred stock and Series N preferred stock to common stock, it has the potential to own approximately 53,635,069 shares, or 66%, of I-Link's then-outstanding common stock. These include:

     - approximately 7,799,331 shares of common stock from the conversion of 4,400 shares of Series M preferred stock;

     - approximately 7,085,096 issuable upon conversion of 14,404 shares of Series N preferred stock;

     - up to 28,540,000 shares of common stock underlying warrants which are exercisable at any time;

     - approximately 5,210,642 shares of common stock issuable upon conversion of Series M preferred stock that Winter Harbor would be entitled to receive should it elect to convert certain debt; and

     - approximately 5,000,000 shares of common stock issuable upon exercise of warrants Winter Harbor would be entitled to receive should it convert its promissory notes to common stock.

         Thus Winter Harbor could at any time obtain sufficient voting power to take control of I-Link. One of I-Link's Directors, Mr. Keenan, serves on the board of directors as the designee of Winter Harbor. See "Description of Securities."

DIVIDENDS

         I-Link must be current on dividends for it's Series C and M preferred stock in order to pay any dividends to common stock holders. Preferred stock dividends in the amount of $351,868 and $489 were paid in 1999 and 1998, respectively, in common stock (non-cash) on the converted shares of Series F redeemable preferred stock. As of June 30, 2000, dividends in arrears (undeclared) on Series C and M preferred stock were approximately $590,000 and $3,735,000, respectively. On February 22, 2000, I-Link's board of directors set a record date for payment of accrued dividends on the Series C preferred stock of $563,781 to stockholders of record on February 22, 2000, to be paid in shares (124,588) of I-Link's common stock within ten business days of the date such shares of common stock become subject to an effective registration statement under the Securities Act of 1933, as amended. This prospectus forms a part of that registration statement. I-Link has not paid and does not anticipate that it will pay dividends on its common stock in the foreseeable future.

AUTHORIZATION OF PREFERRED STOCK

         I-Link's Amended and Restated Articles of Incorporation, as further amended (the "Articles of Incorporation"), authorize the issuance of up to 10,000,000 shares of preferred stock, $10.00 par value per share (the "Preferred Stock"), with such rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors may, without stockholder approval, issue shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights which are senior to the shares of common stock offered hereby or which could adversely affect the voting power or other rights of the holders of outstanding shares of Preferred Stock or common stock. In addition, the issuance of additional shares of Preferred Stock may have the effect of rendering more difficult, or discouraging, an acquisition of I-Link or changes in control of I-Link. To date, a total of 521,000 shares of Preferred Stock have been designated in eight series, of which an aggregate 36,121 shares in three series remain outstanding. Although I-Link does not currently intend to issue any additional shares of Preferred Stock, there can be no assurance that I-Link will not do so in the future.

FUTURE ISSUANCES OF STOCK BY I-LINK; POTENTIAL ANTI-TAKEOVER EFFECT

         I-Link has authorized capital stock of 150,000,000 shares of common stock, $.007 par value per share and 10,000,000 shares of Preferred Stock. As of July 5, 2000, there were 27,653,558 shares of common stock issued and outstanding; 16,499 shares of Class C Preferred Stock issued and outstanding; 4,400 shares of Series M Preferred Stock issued and outstanding; and 15,222 shares of Series N Preferred Stock issued and outstanding. Although there are no present plans, agreements or undertakings with respect to I-Link's issuance of any shares of stock or related convertible securities other than as described herein, the issuance of any of such securities by I-Link could have anti-takeover effects insofar as such securities could be used as a method of discouraging, delaying or preventing a change in control of I-Link. Such issuance could also dilute the public ownership of I-Link. Inasmuch as I-Link may, in the future, issue authorized shares of common stock or Preferred Stock without prior stockholder approval, there may be substantial dilution to the interests of I-Link's stockholders. The issuance of additional shares of common stock may have the effect of rendering more difficult or discouraging an acquisition or change in control of I-Link. In addition, a stockholder's pro rata ownership interest in I-Link may be reduced to the extent of the issuance and/or exercise of any options or warrants relating to the common stock or Preferred Stock. See "Description of Securities."

EXPOSURE TO TORT LIABILITY IN MEDICAL INDUSTRY

         I-Link directly and indirectly controls two business entities that operated I-Link's discontinued medical facilities. As such, I-Link is exposed to general liability for contracts entered into by those businesses and for torts committed by its agents and employees during its period of operations. I-Link's discontinued medical operations operated medical equipment used to perform procedures on or diagnose disease in patients. I-Link is exposed to tort liability in the event of harm to patients due to the negligence of I-Link, its agents, and employees. I-Link currently maintains professional liability insurance coverage in the amount of $1,000,000. I-Link also maintains an umbrella policy covering, among other things, workers' compensation, general, and automobile liability in an amount of $9,000,000 in coverage. There is no assurance that I-Link will be able to continue to maintain such insurance coverage in the future.

CONTINUED NASDAQ LISTING

         The common stock is traded on the Nasdaq SmallCap Market tier of The Nasdaq Stock Market ("Nasdaq") under the symbol "ILNK." While the common stock is currently listed for quotation on Nasdaq, there can be no assurance given that I-Link will be able to continue to satisfy the requirements for maintaining quotation on Nasdaq or that such quotation will otherwise continue. If, for any reason, the common stock becomes ineligible for continued listing and quotation, holders of I-Link's securities may have difficulty selling their securities should they desire to do so.

         STATEMENTS INCLUDED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS," IN ADDITION TO STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE, THAT ARE NOT

STATEMENTS OF FACT ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND ARE THUS PROSPECTIVE. THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY ANY FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "INTEND," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR COMPARABLE TERMINOLOGY. THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" IN THE PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO FORWARD-LOOKING STATEMENTS. UNDUE RELIANCE SHOULD NOT BE PLACED ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS PROSPECTUS, AND I-LINK UNDERTAKES NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

                                 USE OF PROCEEDS

         The Securities subject hereto are issuable as dividends on previously issued shares of Class C Preferred Stock. Consequently, I-Link will not receive any of the proceeds from the sales of the Dividend Shares.

                              PLAN OF DISTRIBUTION

         The Securities subject hereto are being distributed by I-Link as payment of dividends payable and to become payable upon Class C Preferred Stock. Consequently, the holders of such Securities will receive the proceeds from any resale of such securities pursuant to this Prospectus. The Securities may be sold from time to time by the holders thereof or by pledgees, transferees, or other successors in interest, on Nasdaq (or such other exchange on which the securities are listed at the time of sale) at prices and terms then prevailing or related to the then current market price, delivered in satisfaction of previously incurred indebtedness or other contractual obligations, or sold directly to purchasers in privately negotiated transactions by and subject to the discretion of the holders of Dividend Shares. They may from time to time offer their respective securities for sale by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Registered Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of the applicable exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales, (g) a combination of any such methods of sale and (h) any other method permitted pursuant to applicable law.

Common Stock Outstanding Prior to Offering             27,653,558 (1)
Common Stock Outstanding After Offering                27,801,620 (2)
Nasdaq Symbol                                                ILNK

------------
(1) As of July 5, 2000. Does not include: (a) 395,976 shares of common stock issuable upon conversion of the outstanding Class C Preferred Stock; (b) 124,588 shares of common stock proposed to be distributed on or before September 1, 2000 as payment of dividends due on Class C Preferred Stock and up to approximately 23,474 shares of common stock to be distributed as dividends to become payable on Class C Preferred Stock through September 6, 2001; (c) options to purchase 17,207,877 shares of common stock granted by I-Link; (d) 46,549,973 shares of common stock issuable upon exercise of warrants, conversion of the Series M Preferred Stock and conversion of certain convertible promissory notes issued to Winter Harbor, LLC; or (e) approximately 7,487,457 shares of common stock issuable upon conversion of the Series N Preferred Stock or as payment of dividends thereon.
(2) Includes 124,588 shares of common stock proposed to be distributed on or before September 1, 2000 as payment of dividends due on Class C Preferred Stock and up to approximately 23,474 shares of common stock which may be distributed as dividends to become payable on Class C Preferred Stock through September 6, 2001, if and when declared. Does not include: (a) 395,976 shares of common stock issuable upon conversion of the outstanding Class C Preferred Stock; (b) options to purchase 17,207,877 shares of common stock granted by I-Link; (c) 46,549,973 shares of common stock issuable upon exercise of warrants, conversion of the Series M Preferred Stock and conversion of certain convertible promissory notes issued to Winter Harbor, LLC; or (d) approximately 7,487,457 shares of common stock issuable upon conversion of the Series N Preferred Stock or as payment of dividends thereon.

         In order to comply with the applicable securities laws, if any, of certain states, the Securities will be offered or sold in such states through registered or licensed brokers or dealers in those states. In addition, in certain states, such securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

         I-Link has paid all of the expenses incident to the registration of the foregoing securities (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.


                             SELLING SECURITYHOLDERS

         The following table sets forth the beneficial ownership of I-Link securities as of February 22, 2000, the record date of the distribution of the Dividend Shares by each person who is a selling securityholder.

                                                       SECURITIES
                                                         BEING                 PERCENT OF OUTSTANDING
                                                        OFFERED                  COMMON STOCK OWNED
                                                   ----------------        -------------------------------
                                                    DIVIDEND SHARES
                                                      ISSUABLE ON            PRIOR TO            AFTER
NAME OF BENEFICIAL OWNER        CLASS C SHARES     CLASS C SHARES(1)         OFFERING         OFFERING (2)
------------------------        --------------     -----------------       ------------       ------------
Steve M. Barnett                     1,500               5,549                  *                  0
Richard L. Bazelon &
Eileen A. Bazelon                    1,500               5,549                  *                  0
Richard G. David                     1,625               6,012                  *                  0
Kenneth R. Falchuk                   1,500               5,549                  *                  0
Hercules Systems, Inc.                 750               2,775                  *                  0
Joseph Ingarra                         812               3,004                  *                  0
William Joe Jackson &
Ann Street Jackson                   1,987               7,351                  *                  0

                                                       SECURITIES
                                                         BEING                 PERCENT OF OUTSTANDING
                                                        OFFERED                  COMMON STOCK OWNED
                                                   ----------------        -------------------------------
                                                    DIVIDEND SHARES
                                                      ISSUABLE ON            PRIOR TO            AFTER
NAME OF BENEFICIAL OWNER        CLASS C SHARES     CLASS C SHARES(1)         OFFERING         OFFERING (2)
------------------------        --------------     -----------------       ------------       ------------
Leslie Group, Inc. (3)               3,000              11,099                  *                  0
Mario Marsillo, Jr.                    500               1,850                  *                  0
Ronald Piasecki                      7,500              27,747                  *                  0
Leonard M. Schiller                    812               3,004                  *                  0
Phillip J. Schiller                    812               3,004                  *                  0
SJG Management, Inc.                   375               1,387                  *                  0
George L. Smith                        750               2,775                  *                  0
Theodore Stern &
Elizabeth Stern                      3,000              11,098                  *                  0
Joel A.Stone                         2,250               8,324                  *                  0
Joyce N. Westmoreland                1,250               4,624                  *                  0
Joseph Wong                            754               2,789                  *                  0
David H. Zises                       1,500               5,549                  *                  0
Kenneth J. Zises                     1,500               5,549                  *                  0


-----------
*        Less than one percent.
(1) Excludes 23,474 Dividend Shares which may become payable through September 6, 2001, if and when declared by the board of directors.
(2) Unless otherwise indicated, assumes the exercise and/or sale of the entirety of the securities being offered by the noted shareholder.
(3) The named securityholder was controlled by Mr. Joseph Cohen, deceased, formerly a director of I-Link.

         Shares of common stock covered by this prospectus may be reoffered and resold from time to time through brokers in the over-the-counter market or otherwise at prices acceptable to the selling securityholders. To I-Link's knowledge, no specific brokers or dealers have been designated by any selling securityholder nor has any agreement been entered into in respect of brokerage commissions or for the exclusive sale of any securities which may be offered pursuant to this prospectus. Alternatively, the selling securityholder may from time to time offer the shares through underwriters, dealers, or agents, which may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling securityholders and/or the purchasers of the shares from whom they may act as agents. The selling securityholder and any underwriters, dealers, or agents that participate in the distribution of the shares may be deemed "underwriters" under the Securities Act and any profit on the sale of the shares by them and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, in connection with transactions in the shares during the effectiveness of the registration statement of which this prospectus is a part. All of the foregoing may affect the marketability of the shares.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         I-Link is currently authorized to issue 150,000,000 shares of common stock, par value $.007 per share. As of July 5, 2000 there were 27,653,558 shares of common stock issued and outstanding and approximately 615 holders of record of the common stock, and approximately 18,900 beneficial owners. Each share of common stock entitles the holder thereof to one vote on each matter submitted to the stockholders of I-Link for a vote thereon. The holders of common stock: (i) have equal ratable rights to dividends from funds legally available therefor when, as and if declared by the board of directors; (ii) are entitled to share ratably in all of the assets of I-Link available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of I-Link; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) as noted above, are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders. Prior to any payment of dividends to the holders of common stock, all accrued and unpaid dividends on any outstanding shares of Preferred Stock must be paid. I-Link anticipates that, for the foreseeable future, it will retain earnings, if any, to finance the operations of its businesses. The payment of dividends in the future will depend upon, among other things, the capital requirements and the operating and financial conditions of I-Link.

CLASS C PREFERRED STOCK

         There are 240,000 shares of Class C Preferred Stock designated, of which 16,499 shares are issued and outstanding as of July 5, 2000.

         DIVIDENDS. The holders of the Class C Preferred Stock are entitled to cumulative preferential dividends, when, as and if declared by the board of directors, on a quarterly basis on November 15, February 15, May 15 and August 15 each year in an amount equal to 8% per annum of the liquidation preference per share of $60.00. Dividends will be paid, to the extent permissible under the Florida Business Corporation Act, to the holders of the Class C Preferred Stock in cash or, at the option of I-Link as determined by the board of directors, in shares of common stock ("Dividend Shares") based upon the last sale price of a share of common stock for the five trading days preceding the record date for a particular dividend, provided that the Dividend Shares are covered by an effective registration statement. A holder's right to receive any dividends ceases upon conversion of Class C Preferred Stock into common stock. Except as otherwise provided by law, shares of Class C Preferred Stock have no voting rights.

         CONVERSION RIGHTS. Unless previously redeemed, the Class C Preferred Stock is convertible into shares of I-Link's common stock, at any time commencing November 21, 1996, at the option of the holder, into such number of shares of I-Link's common stock as shall equal $60 divided by the lower of
(i) $2.50, or (ii) the closing bid price for any five consecutive trading days during the period commencing on September 6, 1996 and ending on March 5, 1998 (previously defined as the "Conversion Price"), subject to certain adjustments for (a) the sale or issuance of common stock by I-Link at a price less than the Conversion Price (except for shares issuable upon exercise or conversion of securities outstanding or issuable by I-Link as of the date hereof), (b) in the event I-Link's registration statement relating to the Conversion Shares is not declared effective within twelve months after September 6, 1996, the Conversion Price shall be subject to a reduction of ten percent for each 90 day delay in the effective date of such registration statement, or (c) in the event the closing bid price is less than $2.50 for five consecutive trading days during the period from September 6, 1996 to the date eighteen months thereafter (the "Adjustment Period"), the Conversion Price shall be reduced to the lower of the then current Conversion Price or the lowest of the average closing bid price for five consecutive trading days during the Adjustment Period. In no event shall the Conversion Price be adjusted below $1.25 on account of the adjustments described in (a), (b) or
(c); however, the Conversion Price is subject to adjustment under certain other circumstances. As of February 22, 2000 (the Record Date), 33,677 shares of Class C Preferred Stock remained outstanding.

         AUTOMATIC CONVERSION. Unless previously redeemed, the Class C Preferred Stock shall be automatically converted into the Conversion Shares on September 6, 2001 at a Conversion Price equal to the lower of the then current Conversion Price or 50% of the average closing bid price of I-Link's common stock for the ten (10) trading days immediately preceding the fifth anniversary of the Final Closing.

         REDEMPTION. The Class C Preferred Stock is redeemable at any time prior to September 6, 2000, at the option of I-Link, as determined by the board of directors, on not less than thirty (30) nor more than sixty (60) days written notice to registered holders at a redemption price equal to $60 per share plus accrued and unpaid dividends, provided (i) the Conversion Shares are covered by an effective registration statement; and (ii) during the immediately preceding thirty (30) consecutive trading days ending within fifteen (15) days of the date of the notice of redemption, the closing bid price of I-Link's common stock is not less than $8.00 per share.

         The Class C Preferred Stock is redeemable at any time after September 6, 2000, at the option of I-Link, on not less than thirty (30) nor more than sixty (60) days written notice to registered holders at a redemption price equal to $90 plus accrued and unpaid dividends, provided the Conversion Shares are covered by an effective registration statement or the Conversion Shares are otherwise exempt from registration.

ANTI-TAKEOVER MEASURES

         The articles of incorporation and bylaws contain provisions that could discourage potential takeover attempts and prevent shareholders from changing I-Link's management.

The articles of incorporation provide for a classified board of directors and that vacancies on the board of directors shall be filled only by a majority of the remaining directors then in office.

         In addition, the bylaws provide, among other things, that no proposal by a stockholder shall be presented for vote at a special or annual meeting of stockholders unless the stockholder shall, not later than the close of business on the fifth day following the date on which notice of the meeting is first given to stockholders, provide the board of directors or the Secretary of I-Link with written notice of intention to present a proposal for action at the forthcoming meeting of stockholders, which notice shall include the name and address of the proposing stockholder, the number of voting securities he or she holds of record and which he or she holds beneficially, the text of the proposal to be presented at the meeting and a statement in support of the proposal. Any stockholder may make any other proposal at an annual meeting or special meeting of stockholders and the same may be discussed and considered, but unless stated in writing and filed with the board of directors or the secretary prior to the date set forth above, the proposal shall be laid over for action at an adjourned, special, or annual meeting of the stockholders taking place sixty days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with those reports, no new business proposed by a stockholder (acting in that capacity) shall be acted upon at an annual meeting unless stated and filed as described above.

TRANSFER AGENT

         American Stock Transfer & Trust Company, New York, New York is the Registrar and Transfer Agent for I-Link's common stock.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         No expert or counsel named herein has or is to receive in connection with this offering any interest, direct or indirect, in I-Link or any of its subsidiaries, nor was any such party connected with I-Link or any of its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.

                                  LEGAL MATTERS

         Certain legal matters in connection with the registration of the securities offered hereby will be passed upon for I-Link by De Martino Finkelstein Rosen & Virga, Washington, D.C.

                                     EXPERTS

          The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF I-LINK OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.








                     TABLE OF CONTENTS
                                                      PAGE

Available Information.................................   2
Documents Incorporated by Reference...................   2
Prospectus Summary....................................   3
The Company...........................................   3
Risk Factors..........................................   4
Use of Proceeds.......................................  14
Plan of Distribution..................................  14
Selling Securityholders...............................  15
Description of Securities.............................  17
Interests of Named Experts and Counsel................  19
Legal Matters.........................................  19
Experts...............................................  20


     148,062 SHARES OF COMMON STOCK ISSUABLE AS DIVIDENDS

                       [LOGO]

                    --------------
                      PROSPECTUS
                    --------------














                   _________, 2000

                               PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses to be incurred by I-Link in connection with the registration of the securities subject of this registration statement, other than underwriting discounts and commissions, are estimated as follows:

            SEC Registration Fee...........................   $    186
            Printing and Engraving Expenses................     10,000
            Registrant's Counsel Fees and Expenses.........     15,000
            Accountant's Fees and Expenses.................      5,000
            Miscellaneous Expenses.........................        814
                                                             ---------
            Estimated Total................................    $31,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to a proceeding by reason of the fact that he was or is an officer, director, employee or agent of the corporation against liability incurred in connection with such proceeding. Such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe his conduct was unlawful. Any such indemnification may only be made upon a determination by the corporation that such indemnification is proper because the person met the applicable standard of conduct.

         The Florida Business Corporation Act provides further that the indemnification permitted thereunder is not exclusive; provided, however, indemnification is not permitted to be made on behalf of any such person if a judgment or final adjudication establishes (i) a violation of the criminal law unless such person had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful; (ii) such person derived an improper personal benefit from the transaction; (iii) as to any director such proceeding arose from an unlawful distribution under Section 607.0834; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by the corporation or a shareholder.

         I-Link's Bylaws provide that I-Link shall indemnify any such person to the fullest extent provided by law and empowers I-Link to purchase and maintain insurance on behalf of any such person.

         I-Link previously entered into indemnification agreements with certain officers and directors of I-Link for indemnification against expenses (including attorneys' fees, through all proceedings, trials, and appeals), judgments, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, arising from any actual or alleged breach of duty, neglect, effort, or other action taken or omitted, solely in the capacity as an officer and/or a director of I-Link; provided that no indemnification will be made in respect of any acts or omissions (a) involving gross negligence or willful misconduct, (b) involving libel or slander, or (c) based upon or attributable to gaining, directly or indirectly, any profit or advantage to which he was not legally entitled.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING I-LINK PURSUANT TO THE FOREGOING PROVISIONS, I-LINK HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 16. EXHIBITS.

         5.1      Opinion of Counsel, filed herewith.

         23.1     Consent of PricewaterhouseCoopers LLP, filed herewith.

         23.2     Consent of Counsel, included in Exhibit 5.1 filed herewith.

ITEM 17. UNDERTAKINGS

         I-Link hereby undertakes:

         (a) RULE 415 OFFERING.

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) SUBSEQUENT EXCHANGE ACT DOCUMENTS INCORPORATED BY REFERENCE.

         I-Link hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of I-Link's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) INCORPORATED ANNUAL AND QUARTERLY REPORTS

         I-Link hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are note set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) INDEMNIFICATION.

         (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of I-Link pursuant to the foregoing provisions, or otherwise, I-Link has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by I-Link of expenses incurred or paid by a director, officer, or controlling person of I-Link in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, I-Link will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, I-Link certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, Utah, on July 19, 2000.

                               I-LINK INCORPORATED

                               By:  /s/ John W. Edwards
                                   ---------------------------------------
                                   John W. Edwards, Chairman of the Board,
                                   Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                          Title                                    Date
 /s/ John W. Edwards                        Chairman of the Board                       July 19, 2000
-------------------------------------       and Chief Executive Officer
John W. Edwards

/s/ Dror Nahumi                             President                                   July 19, 2000
-------------------------------------
Dror Nahumi

/s/ John M. Ames                            Chief Operating Officer and                 July 19, 2000
-------------------------------------       Acting Chief Financial Officer
John M. Ames

/s/ David E. Hardy                          Secretary                                   July 19, 2000
-------------------------------------
David E. Hardy

/s/ Henry Y.L. Toh                          Director                                    July 19, 2000
-------------------------------------
Henry Y.L. Toh

/s/ Thomas A. Keenan                        Director                                    July 19, 2000
-----------------------------------
Thomas A. Keenan

-------------------------------------       Director
David R. Bradford

/s/ Hal B. Heaton                           Director                                    July 19, 2000
------------------------------------
Hal B. Heaton